Filed Pursuant to Rule 424(b)(5)
Registration Statement Number 333-233146

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities and are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, Dated April 29, 2021

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 16, 2019)

$65,000,000

Common Stock

We are offering                  shares of our common stock, par value $1.00 per share. Our common stock is traded on The NASDAQ Global Market under the symbol “MPB.” On April 28, 2021, the last reported sale price of our common stock on The NASDAQ Global Market was $25.61 per share.

We are a “smaller reporting company” as defined under federal securities laws and, as such, may take advantage of reduced public company reporting and relief from certain other requirements otherwise generally applicable to public companies.

Investing in our common stock involves a high degree of risk. You should carefully read and consider the risk factors described in this prospectus supplement, the accompanying base prospectus, our periodic reports and other information we file with the Securities and Exchange Commission before making a decision to purchase our common stock. See “Risk Factors ” beginning on page S-8 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to us, before expenses	$	$

(1)	The underwriters will be reimbursed for certain expenses in this offering. See “Underwriting” for a description of the compensation payable to the underwriters.

The shares of our common stock are being offered through the underwriters on a firm commitment basis. We have granted the underwriters a 30 day option to purchase up to an additional                  shares of our common stock at the public offering price, less the underwriting discount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The underwriters expect to deliver the shares of common stock, in book-entry form only, through the facilities of The Depository Trust Company on or about May                 , 2021, subject to customary closing conditions.

PIPER SANDLER	STEPHENS INC.

The date of this prospectus supplement is April                 , 2021

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement, the accompanying base prospectus and any “free writing prospectus” filed by us with the Securities and Exchange Commission, or SEC. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

You should assume that the information appearing in, or incorporated by reference in, this prospectus supplement, the accompanying base prospectus and any “free writing prospectus” is accurate only as of their respective dates, regardless of the time of delivery of those respective documents or sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. The second part, the accompanying base prospectus, gives more general information about us and the common stock offered by the prospectus supplement and the accompanying base prospectus. Some of the information in the accompanying base prospectus may not apply to this offering. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the base prospectus combined as one document. To the extent the information in the prospectus supplement differs from the information in the accompanying base prospectus or any document incorporated by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is not investment, legal or tax advice. You should consult your own legal counsel, accountants and other advisors for legal, tax, business, financial and related advice before investing in our common stock.

It is important for you to read and consider all of the information contained in this prospectus supplement, the accompanying base prospectus and any “free writing prospectus,” including the documents incorporated by reference herein and therein, in making your investment decision. For additional information, please refer to “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

Unless this prospectus supplement indicates otherwise or the context otherwise requires, references to “we,” “us,” “our,” “Mid Penn Bancorp, Inc.” “Mid Penn” or the “Company” refer to Mid Penn Bancorp, Inc. and its direct or indirect owned subsidiaries on a combined basis. References to the “Bank” refer to Mid Penn Bank, our banking subsidiary. The term “you” refers to a prospective investor. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the option to purchase additional shares granted to the underwriters is not exercised in whole or in part.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying base prospectus contain or incorporate by reference forward looking statements within the meaning of Section 27A of the Securities Act of 1933, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, or Exchange Act. These forward looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward looking statements are based largely on our expectations and are subject to a number of known and unknown risks and

S-ii

uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward looking statements.

The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward looking statements:

•	the effects of future economic conditions on Mid Penn, the Bank, our nonbank subsidiaries, and our markets and customers;

•	governmental monetary and fiscal policies, as well as legislative and regulatory changes;

•	future actions or inactions of the United States government, including a failure to increase the government debt limit or a prolonged shutdown of the federal government;

•	business or economic disruption from national or global epidemic or pandemic events, including disruption resulting from the ongoing COVID-19 pandemic;

•

the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, the value of investment securities, and interest rate protection agreements;

•

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

•	an increase in the Pennsylvania Bank Shares Tax to which the Bank’s capital stock is currently subject, or imposition of any additional taxes on the capital stock of Mid Penn or the Bank;

•	impacts of the capital and liquidity requirements imposed by bank regulatory agencies;

•

the effect of changes in accounting policies and practices, as may be adopted by regulatory agencies, as well as the Public Company Accounting Oversight Board, Financial Accounting Standards Board, the SEC, and other accounting and reporting rule making authorities;

•	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;

•	changes in technology;

•	our ability to implement business strategies, including our acquisition strategy;

•	our ability to successfully expand our franchise, including through acquisitions or establishing new offices at favorable prices;

•

our ability to successfully integrate any banks, companies, offices, assets, labilities, customers, systems and management personnel we acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames;

•

potential goodwill impairment charges, or future impairment charges and fluctuations in the fair values of reporting units or of assets in the event projected financial results are not achieved within expected time frames;

•	our ability to attract and retain qualified management and personnel;

•	results of regulatory examination and supervision processes;

•

the failure of assumptions underlying the establishment of reserves for loan and lease losses, the assessment of potential impairment of investment securities, and estimations of values of collateral and various financial assets and liabilities;

S-iii

•	our ability to maintain compliance with the listing rules of The NASDAQ Stock Market;

•	our ability to maintain the value and image of our brand and protect our intellectual property rights;

•	volatility in the securities markets;

•	disruptions due to flooding, severe weather, or other natural disasters or acts of God;

•	acts of war or terrorism; and

•	other risks and uncertainties contained in this prospectus supplement or incorporated by reference into this prospectus supplement from the other reports and filings with the SEC.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus supplement and in the information incorporated by reference herein. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our periodic and current reports that we file with the SEC. Also note that we provide cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses in our periodic and current reports to the SEC incorporated by reference in this prospectus supplement, the accompanying prospectus and other offering materials. These are factors that, individually or in the aggregate, management believes could cause our actual results to differ materially from expected and historical results.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus and does not contain all of the information that you need to consider in making your investment decision. To understand this offering fully, you should read this entire prospectus carefully. You should carefully read the sections entitled “Risk Factors” in this prospectus supplement and in the accompanying base prospectus and the documents identified in the sections “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement, including our financial statements and the notes to those financial statements, before making an investment decision. Except as otherwise noted, all information in this prospectus supplement assumes that the underwriters will not exercise their option to purchase additional shares of our common stock.

The Company

Mid Penn Bancorp, Inc. is the financial holding company for Mid Penn Bank, a full-service Pennsylvania chartered bank and trust company originally organized in 1868, and three nonbank subsidiaries formed in 2020 to further expand our suite of products and services.

Headquartered in Millersburg, Pennsylvania, the Bank services its customers and communities through thirty-six retail banking locations located in the Pennsylvania counties of Berks, Bucks, Chester, Cumberland, Dauphin, Fayette, Lancaster, Luzerne, Montgomery, Northumberland, Schuylkill and Westmoreland. The Bank engages in full-service commercial banking and trust business, making available to the community a wide range of financial services, including, but not limited to, mortgage and home equity loans, secured and unsecured commercial and consumer loans, lines of credit, construction financing, farm loans, community development and local government loans and various types of time and demand deposits. In addition, the Bank provides a full range of trust and retail investment services, as well as online banking, telephone banking, cash management services, automated teller services and safe deposit boxes.

In 2020, we established three wholly-owned nonbank subsidiaries. MPB Financial Services, LLC serves as a mid-tier holding company for two nonbank operating subsidiaries: MPB Wealth Management, LLC, a registered investment advisory firm created to expand our wealth management function and services, and MPB Risk Services, LLC, a licensed insurance agency created to fulfill the insurance needs of our existing and potential customers.

The following illustrates the delivery channels for our suite of financial services:

Our primary business is to supervise and coordinate the business of the Bank and our nonbank subsidiaries, and to provide those subsidiaries with the capital and resources necessary to fulfill their respective missions.

Our consolidated financial condition and results of operations consist almost entirely of that of the Bank, which is managed as a single business segment. At March 31, 2021, we had total consolidated assets of $3.382 billion with total deposits of $2.667 billion and total shareholders’ equity of $264 million.

Recent Accomplishments

Selected 2020 and First Quarter 2021 Financial Highlights

Year-Ended December 31, 2020

Despite the economic uncertainty created by the COVID-19 pandemic, we reported record earnings for the year-ended December 31, 2020. Financial highlights include:

•	Organic loan growth (excluding Paycheck Protection Program (“PPP”) and mortgage loans held for sale) of over 13%;

•	Originated over 4,100 PPP loans totaling $630 million of principal balance;

•	Deposits grew at a rate of more than 29%, with non-interest bearing deposits increasing over $225 million;

•	Added $4 million to the reserve for loan losses, while incurring less than $350 thousand in net losses;

•	Record annual income of $26.2 million;

•	Increased non-interest income over 42%, driven by record years in both our mortgage division and in our fiduciary and wealth management;

•	Generated $20.9 million of PPP loan processing fees ($13.1 million in PPP fees recognized; $7.7 million deferred);

•	Continued to add business development professionals in our new nonbank subsidiaries focused on wealth management and insurance services;

•	Consolidated 3 branches and will continue to evaluate opportunities to further streamline our delivery channels; and

•	Issued $27.125 million of subordinated debt and redeemed $9.5 million in higher cost subordinated debt.

Three Months Ended March 31, 2021

•	Organic loan growth (excluding PPP and mortgage loans held for sale) of $60.5 million, representing an annualized growth rate of over 12%;

•	Originated over 2,800 PPP loans totaling over $350 million of principal balance;

•	Deposits grew at an annualized rate of more than 31%, with non-interest bearing deposits increasing over $140 million;

•	Non-performing assets decreased by over $8.8 million, reducing non-performing assets to total loans plus OREO to 0.26%;

•	Record quarterly net income of $9.3 million;

•	Increased non-interest income over 61% vs. Q1 2020, driven by continued strong performance of our mortgage division and in fiduciary and wealth management;

•

Generated an additional $15.9 million of PPP loan processing fees (an additional $5.0 million in PPP fees recognized; total of $18.6 million expected to be recognized in future quarters as of March 31, 2021);

•	Continued buildout of MPB Financial Services executive management team; and

•	Continued growth from new PPP customers.

Execution on Strategic Initiatives

Looking ahead, we are focused on the following strategic initiatives:

•	Core Loan Production

•	Generate low double digit annual loan growth;

•	Continue to convert new PPP customers into commercial relationships; and
•	Attract and retain high quality commercial lenders.

•	Southeast Pennsylvania Market Development

•	Leverage position and brand to meaningfully increase loan growth;

•	Gain deposit market share (growth has been at least 2x greater than market since 2019); and

•	Seize new business opportunities resulting from continued M&A dislocation.

•	Fee Income Expansion

•	Generate 20-25% of revenues from fee income sources (intermediate goal);

•	Build upon success of mortgage operations to drive additional originations and revenue; and

•	Continue development of wealth management and insurance business.

•	Opportunistic M&A

•	Continuously evaluating opportunities to engage in strategic combinations and acquisitions of bank and nonbank businesses; and

•	Prepared to acquire businesses that further our strategic goals of increasing and diversifying revenue streams and enhancing shareholder value.

•	Expense Rationalization

•	Continue to evaluate branch network for opportunities to increase efficiencies; and

•	Maintain a 60-65% efficiency ratio.

We believe that our successful execution of these strategic initiatives will further enhance the value and attractiveness of our banking franchise.

Principal Offices

Our principal executive offices are located at 349 Union Street, Millersburg, Pennsylvania 17061, and our telephone number is (717) 692-7105. We maintain an Internet website at www.midpennbank.com. The information on our website is not part of this prospectus and the reference to our website address does not constitute incorporation by reference of any information on our website into this prospectus.

THE OFFERING

Issuer	Mid Penn Bancorp, Inc.

Offering Price	$ per share.

Common stock offered	shares (or shares if the underwriters exercise in full their option to purchase additional shares).

Common stock outstanding after this offering (1)	shares (or shares if the underwriters exercise in full their option to purchase additional shares).

Net proceeds	We estimate that our net proceeds from this offering (after deducting the underwriting discount and estimated offering expenses payable by us) will be approximately $ million, (or approximately $ million if the underwriters exercise in full their option to purchase additional shares).

Use of proceeds	We intend to use the net proceeds to us generated by this offering to increase our capital structure, support the continued growth of our franchise and for other general corporate purposes. We may also use a portion of the net proceeds for future acquisitions, although we have no present commitments or agreements to do so. For additional information, see “Use of Proceeds.”

NASDAQ Global Market symbol	MPB

Risk Factors	An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below under the heading “Risk Factors” beginning on page S-6 and the other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus before you purchase any shares of our common stock.

(1)

The number of shares of common stock outstanding immediately after the closing of this offering is based on 8,416,095 shares of common stock outstanding as of April 28, 2021. Unless otherwise indicated, the number of outstanding shares of common stock presented in this prospectus supplement excludes:              shares of common stock issuable pursuant to the exercise of the underwriters’ option to purchase additional shares of common stock in this offering and 43,427 shares reserved for issuance under the Company’s equity compensation plans subject to outstanding awards.

SUMMARY SELECTED FINANCIAL DATA

The following table sets forth selected historical consolidated financial information from our consolidated financial statements and should be read in conjunction with our consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in our annual report on Form 10-K for the year ended December 31, 2020 which has been filed with the SEC, and is incorporated herein by reference. You should review that information together with the data provided below. For more information, see the sections “Where You Can Find More Information” and “Incorporation Of Certain Documents By Reference” in this prospectus supplement.

The selected historical consolidated financial data as of and for the year ended December 31, 2020 is derived from our audited consolidated financial statements and related notes, which were audited by RSM US LLP, an independent registered public accounting firm. The selected historical consolidated financial data as of and for the years ended December 31, 2019, 2018, 2017 and 2016 is derived from our audited consolidated financial statements and related notes, which were audited by BDO USA, LLP, an independent registered public accounting firm.

(Dollars in thousands, except per share data)	2020	2019	2018	2017	2016
INCOME:
Total Interest Income	$107,935	$95,312	$68,654	$43,892	$40,212
Total Interest Expense	19,727	25,164	12,720	6,304	5,367
Net Interest Income	88,208	70,148	55,934	37,588	34,845
Provision for Loan and Lease Losses	4,200	1,390	500	325	1,870
Noninterest Income	17,908	12,621	7,462	5,693	5,924
Noninterest Expense	70,577	59,953	50,171	31,367	28,818
Income Before Provision for Income Taxes	31,339	21,426	12,725	11,589	10,081
Provision for Income Taxes	5,130	3,725	2,129	4,500	2,277
Net Income	26,209	17,701	10,596	7,089	7,804
Series D Preferred Stock Dividends	—	—	102	—	—
Net Income Available to Common Shareholders	26,209	17,701	10,494	7,089	7,804
COMMON STOCK DATA PER SHARE:
Earnings Per Common Share (Basic)	$3.11	$2.09	$1.48	$1.67	$1.85
Earnings Per Common Share (Fully Diluted)	3.10	2.09	1.48	1.67	1.85
Cash Dividends Declared	0.82	0.79	0.45	0.77	0.68
Cash Dividends Paid	0.77	0.79	0.70	0.62	0.58
Book Value Per Common Share	30.37	28.05	26.38	17.85	16.65
Tangible Book Value Per Common Share (a)	22.39	19.96	18.10	16.82	15.59
AVERAGE SHARES OUTSTANDING FOR THE YEAR (BASIC):	8,439,427	8,468,586	7,071,091	4,236,616	4,229,284
AVERAGE SHARES OUTSTANDING FOR THE YEAR (FULLY DILUTED):	8,443,092	8,492,073	7,091,797	4,252,561	4,239,630
AT YEAR-END:
Available-For-Sale Investment Securities	$5,748	$37,009	$111,923	$93,465	$133,625
Held-to-Maturity Investment Securities	128,292	136,477	168,370	101,356	—
Loans and Leases, Net of Unearned Interest	2,384,041	1,762,756	1,624,067	910,404	813,924
Allowance for Loan and Lease Losses	13,382	9,515	8,397	7,606	7,183
Total Assets	2,998,948	2,231,175	2,077,981	1,170,354	1,032,599
Total Deposits	2,474,580	1,912,394	1,726,026	1,023,568	935,373
Short-term Borrowings	125,617	—	43,100	34,611	—
Long-term Debt	75,115	32,903	48,024	12,352	13,581
Subordinated Debt	44,580	27,070	27,082	17,338	7,414
Shareholders’ Equity	255,688	237,874	223,209	75,703	70,467

(Dollars in thousands, except per share data)	2020	2019	2018	2017	2016
RATIOS:
Return on Average Assets	0.95%	0.82%	0.63%	0.64%	0.78%
Return on Average Shareholders’ Equity	10.76%	7.67%	5.98%	9.48%	10.71%
Cash Dividend Payout Ratio	24.76%	37.80%	47.30%	37.18%	31.35%
Allowance for Loan and Lease Losses to Loans and Leases at Year End	0.56%	0.54%	0.52%	0.84%	0.88%
Average Shareholders’ Equity to Average Assets for the Year	8.83%	10.65%	10.54%	6.78%	7.28%

(a)

Tangible Book Value Per Common Share is a non-GAAP measure as it excludes goodwill and core deposits and other intangibles, net. For Tangible Book Value Per Common Share, the most directly comparable financial measure calculated in accordance with GAAP is our book value per common share. Management of Mid Penn believes that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value. Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances or non-deductible portions of the non-GAAP adjustments. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Mid Penn’s results and financial condition as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding Mid Penn’s ongoing operating results. This supplemental presentation should not be construed as an inference that Mid Penn’s future results will be unaffected by similar adjustments to be determined in accordance with GAAP.

	December 31,
(Dollars in thousands, except per share data)	2020	2019	2018	2017	2016
Shareholder’s Equity	$255,688	$237,874	$223,209	$75,703	$70,467
Less: Goodwill	62,840	62,840	62,840	3,918	3,918
Less: Core Deposit and Other Intangibles	4,360	5,758	7,221	434	539

Tangible Equity	$188,488	$169,276	$153,148	$71,351	$66,010

Common Shares Outstanding	8,419,183	8,480,938	8,459,918	4,242,216	4,233,297

Book Value per Common Share	$30.37	$28.05	$26.38	$17.85	$16.65

Tangible Book Value per Common Share	$22.39	$19.96	$18.10	$16.82	$15.59

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, in addition to the information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus, before making an investment decision to purchase shares of our common stock in this offering. The risks and uncertainties described below and those incorporated by reference into this prospectus supplement and the accompanying base prospectus are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business. If any of the risks actually occur, our business, financial condition, liquidity, results of operations and prospects could be materially adversely affected. In that case, the market price of our common stock could decline substantially and you could lose all or a part of your investment.

Risks Related to Our Common Stock and this Offering

We will have broad discretion as to the use of proceeds from this offering, and our use of those proceeds may not yield a favorable return on your investment.

We intend to use a portion of the net proceeds from the offering to improve our capital structure, fund future organic growth and for working capital and other general corporate purposes. We may also use a portion of the net proceeds for future acquisitions, although we have no present commitments or agreements to do so. We have not, however, identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of these applications. Our shareholders may not agree with the manner in which our management chooses to allocate and invest the net proceeds. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds on a long-term basis, and we cannot predict how long we will need to deploy the proceeds effectively. Investing the offering proceeds in securities until we are able to deploy the proceeds will provide lower margins than we generally earn on loans, potentially adversely affecting stockholder returns, including earnings per share, return on assets and return on equity.

The market price of our common stock may fluctuate significantly, and this may make it difficult for investors to resell shares of common stock owned by them at times or at prices they find attractive.

The market price of our common stock as reported on The NASDAQ Global Market is subject to constant change during business trading hours. We expect that the market price of our common stock will continue to fluctuate and there can be no assurance about the stability or trend of market prices for our common stock. Our stock price may fluctuate significantly as a result of a variety of factors, many of which are beyond our control. These factors include those described elsewhere in this entire “Risk Factors” section, in this prospectus, and our other filings with the SEC. Stock price volatility, particularly with a stock like ours with lower trading volumes than larger financial services companies, may make it difficult for investors to resell their Mid Penn common stock when they want and at times or prices that they find attractive.

General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of operating results. Stock price volatility may make it more difficult for you to resell your common stock when you want and at prices you find attractive. Moreover, in the past, securities class action lawsuits have been instituted against some companies following periods of volatility in the market price of securities. We could in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management’s attention and resources from our normal business.

The trading volume in our common stock is less than that of other larger financial services companies.

Our common stock is listed for trading on The NASDAQ Global Market; however, the trading volume in our common stock is less than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the generally lower trading volume of our common stock, significant sales of our common stock, or the expectation of these sales, could cause our stock price to fall.

We may need to, or be required to, raise additional capital in the future, and capital may not be available when needed and on terms favorable to current stockholders.

Federal banking regulators require the Company and the Bank to maintain adequate levels of capital to support their operations. These capital levels are determined and dictated by law, regulation, and banking regulatory agencies. In addition, capital levels are also determined by our management and board of directors, based on capital levels that they believe are necessary to support our business operations.

To the extent we raise additional capital by issuing additional shares of our common stock or other securities convertible into, or exchangeable for, our common stock, it would likely dilute the ownership interests of current investors and could dilute the per share book value and earnings per share of our common stock. Furthermore, a capital raise through issuance of additional shares may have an adverse impact on our stock price. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights, preferences and privileges senior to our current common stockholders, which may adversely impact our current common stockholders. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

Our ability to raise additional capital will depend on conditions in the capital markets at that time, which are outside of our control, and on our financial performance. Accordingly, we cannot be certain of our ability to raise additional capital on acceptable terms and acceptable time frames or to raise additional capital at all. If we cannot raise additional capital in sufficient amounts when needed, our ability to comply with regulatory capital requirements could be materially impaired. In addition, if capital is not available when we need it on favorable terms or at all, we may have to issue common stock or other securities on less desirable terms or reduce our rate of growth until market conditions become more favorable. Any such events could have a material adverse effect on our business, financial condition and results of operations.

Offerings of debt, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

We may attempt to increase our capital resources if the Company’s or the Bank’s capital ratios fall below the required minimums. The Company or the Bank could be required to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, senior or subordinated notes and preferred stock. If a future liquidation of Mid Penn occurs, holders of debt securities and shares of preferred stock and lenders with respect to other borrowings are likely to receive distributions of available assets prior to the holders of our common stock.

Also, our board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the shareholders. The board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over common stock with respect to dividends or upon our dissolution, winding up and liquidation and other terms. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if preferred stock is issued with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Our common stock is equity and is therefore subordinate to our existing subordinated debt and future indebtedness and any preferred stock we may issue in the future.

Shares of common stock are equity interests and do not constitute indebtedness. As such, shares of our common stock will rank junior to all of our indebtedness, including our outstanding subordinated notes, which had an aggregate outstanding principal amount of $44.58 million at December 31, 2020, and to other non-equity claims against us and our assets available to satisfy claims against us, including in our liquidation. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of holders of any outstanding preferred stock. While we have no preferred stock currently outstanding, our board of directors is authorized to issue classes or series of preferred stock without any action on the part of the holders of our common stock, and we are permitted to incur additional debt. Upon liquidation, lenders and holders of our debt securities and preferred stock would receive distributions of our available assets prior to holders of our common stock.

Our ability to pay dividends on our common stock, and principal and interest on our subordinated notes, depends primarily on dividends from our banking subsidiary, which is subject to regulatory limits.

Mid Penn is a bank holding company and its operations are conducted primarily by its banking subsidiary. Our ability to pay dividends on our common stock, and principal and interest on our subordinated notes, depends on our receipt of dividends from the Bank. Dividend payments from the Bank are subject to legal and regulatory limitations, generally based on net profits and retained earnings, imposed by the respective regulatory agencies that supervise the Bank. The ability of the Bank to pay dividends is also subject to profitability, financial condition, liquidity, and capital management limits. There is no assurance that the Bank or other subsidiaries will be able to pay dividends, or that Mid Penn itself will generate adequate cash flow to pay dividends in the future. Our ability to pay dividends on our common stock, or the amount of any dividends paid, could have a material adverse effect on the market price of our common stock.

Our common stock is not insured by any governmental entity.

Although Mid Penn and the Bank are regulated by governmental agencies, our common stock is not a deposit account or other obligation of the Bank or any other bank and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund, any other governmental entity or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described elsewhere in this “Risk Factors” section, in this prospectus, and our other filings with the SEC. Our common stock is also subject to the same market forces that affect the price of common stock in any other publicly traded company. As a result, investors who acquire our common stock may lose some or all of their investment.

Pennsylvania Business Corporation Law and various anti-takeover provisions under our articles of incorporation and bylaws could impede the takeover of Mid Penn.

Various Pennsylvania laws affecting business corporations may have the effect of discouraging offers to acquire Mid Penn, even if the acquisition would be advantageous to shareholders. In addition, we have various anti-takeover measures in place under our articles of incorporation and bylaws, including a supermajority vote requirement for mergers, the staggered election of our board of directors, and the absence of cumulative voting. Any one or more of these laws or measures may impede the takeover of Mid Penn and may prevent our shareholders from taking part in a transaction in which they could realize a premium over the current market price of our common stock.

Risks Related to Our Primary Business and Industry

For risks associated with our primary business and industry, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated into this prospectus supplement by reference, as the same may be updated from time to time prior to the completion of this offering by our future filings under the Exchange Act.

USE OF PROCEEDS

The net proceeds, after underwriting discounts and estimated expenses, to us from the sale of the shares of common stock offered hereby will be approximately $             (or approximately $         if the underwriters exercise in full their option to purchase additional shares).

We intend to use the net proceeds to us generated by this offering to improve our capital structure, support the continued growth of our franchise and for other general corporate purposes. Although we may, from time to time in the ordinary course of business, evaluate potential acquisition opportunities that we believe are complementary to our business and provide attractive risk-adjusted returns, such as other banking franchises, mortgage operations, wealth management companies and insurance companies, we do not presently have any commitments or agreements providing for any material acquisition. Pending such uses, we intend to invest the net proceeds in short-term, investment grade, interest-bearing securities.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2020:

•	on an actual basis; and

•

on an as adjusted basis after giving effect to our sale and issuance of              shares of common stock in this offering at a public offering price of $                 per share and our receipt of $                 in estimated net proceeds from this offering after deducting the underwriting discount and estimated offering expenses of this offering and assuming the underwriters do not exercise their option to purchase additional shares.

You should read the information in this table in conjunction with the “Use of Proceeds,” “Dividend Policy,” “Summary Selected Consolidated Financial Data,” included in this prospectus supplement, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes to those statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2020, which are incorporated by reference into this prospectus supplement and the accompanying base prospectus.

	December 31, 2020
	Actual	As Adjusted for this Offering(1)
	(Dollars in thousands, except per share data)
Long-term Indebtedness
Subordinated debt	$44,580		$44,580
Shareholders’ Equity:
Preferred stock, par value $1.00 per share, 10,000,000 shares authorized, none issued and outstanding	$—		—
Common stock, par value $1.00 per share, 20,000,000 shares authorized, 8,419,183 shares issued and outstanding (actual), and shares issued and outstanding (as adjusted)	8,512
Additional paid-in-capital	178,853
Retained earnings	70,175
Accumulated other comprehensive income	(57)
Treasury Stock, at cost; 92,652 shares at December 31, 2020	(1,795)

Total shareholders’ equity	$255,688	$

Book value per common share	$30.37	$

Holding Company Capital Ratios:
Total risk-based capital ratio (2)	12.6%			%
Tier 1 risk-based capital ratio (2)	9.6%			%
Common equity Tier 1 ratio	9.6%			%
Leverage ratio (2)	6.8%			%

(1)

Excludes            shares issuable pursuant to the exercise of the underwriter’s purchase option. It also excludes an aggregate of 43,427 shares reserved for issuance under our equity compensation plans subject to outstanding awards.

(2)	As adjusted assumes net proceeds from the offering are invested in assets with a 20% risk-weighting.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS DECLARED

Our common stock is traded on The NASDAQ Global Market under the symbol “MPB.” The closing price for our common stock on April 28, 2021 was $25.61 per share, and as of such date there were approximately                  holders of record of our common stock and              shares of our common stock outstanding.

The following table sets forth, for the fiscal periods indicated, the high and low sales prices for our common stock and cash dividends paid. Trading prices are based on published financial sources.

	High	Low	Dividend Per Share

Year Ended December 31, 2019
First Quarter	$25.73	$21.75	$0.25
Second Quarter	$26.19	$21.54	$0.18
Third Quarter	$26.98	$21.51	$0.18
Fourth Quarter	$29.88	$23.45	$0.18

Year Ended December 31, 2020
First Quarter	$29.01	$15.50	$0.23
Second Quarter	$21.71	$15.61	$0.18
Third Quarter	$21.50	$17.15	$0.18
Fourth Quarter	$25.70	$17.20	$0.18

Year Ended December 31, 2021
First Quarter	$29.87	$20.74	$0.24
Second Quarter (through April 28, 2021)	$27.37	$24.51	$0.20

DIVIDEND POLICY

We have a long history of paying quarterly cash dividends on our common stock. The most recent quarterly cash dividend was $0.20 per share declared for the second quarter of 2021.

Declaration of future dividends by our board of directors will depend on a number of factors, including capital requirements, regulatory limitations, our operating results and financial condition and general economic conditions. The Board of Governors of the Federal Reserve System, or Federal Reserve, has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve’s policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The Federal Reserve also has the authority to prohibit us from paying dividends if such payment is deemed to be an unsafe or unsound practice.

Our ability to pay dividends depends primarily on receipt of dividends from our direct and indirect subsidiaries. Our bank subsidiary, Mid Penn Bank, is our primary source of dividends. Dividend payments from Mid Penn Bank are subject to legal and regulatory limitations, generally based on net profits and retained earnings, imposed by bank regulatory agencies. The ability of Mid Penn Bank to pay dividends is also subject to profitability, financial condition, regulatory capital requirements, capital expenditures and other cash flow requirements.

We are also subject to certain limitations under the Pennsylvania Business Corporation Law of 1988, as amended, which prohibits payment of dividends if a corporation would be unable to pay its debts as they become due, or the total assets of the corporation would be less than the sum of its total liabilities.

DESCRIPTION OF OUR CAPITAL STOCK

Our articles of incorporation authorize the issuance of capital stock consisting of 20,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. See “Description of Common Stock” and “Description of Preferred Stock” on pages 4 and 7, respectively, of the accompanying prospectus and the information incorporated by reference therein for additional information regarding our capital stock.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus supplement in an underwritten offering through Piper Sandler & Co., as the representative of the underwriters named below. We have entered into an underwriting agreement with Piper Sandler & Co., as the representative of the underwriters, with respect to the common stock being offered hereby. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to the underwriters and each underwriter has agreed to purchase, at the public offering price less the underwriting discount set forth on the cover page of this prospectus, the number of shares of our common stock set forth opposite its name in the table below.

Name	Number of Shares
Piper Sandler & Co.
Stephens Inc.
Total

The underwriting agreement provides that the underwriters’ obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us are true and agreements have been performed;

•	there is no material adverse change in the financial markets or in our business; and

•	we deliver customary closing documents.

Subject to these conditions, the underwriters are committed to purchase and pay for all shares of our common stock offered by this prospectus supplement, if any such shares are taken. However, the underwriters are not obligated to take or pay for the shares of our common stock covered by the underwriters’ purchase option described below, unless and until such option is exercised.

The shares of common stock are being offered by the underwriter, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriter and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify this offer and to reject orders in whole or in part. The underwriting agreement provides that the obligations of the underwriter are conditional and may be terminated at its discretion based on its assessment of the state of the financial markets. The obligations of the underwriter may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the purchase option described below.

Purchase Option

We have granted the underwriters an option, exercisable no later than 30 days after the date of the underwriting agreement, to purchase up to an aggregate of          additional shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus supplement. We will be obligated to sell these shares of common stock to the underwriters to the extent the purchase option is exercised. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with the sale of our common stock offered by this prospectus supplement.

Discounts and Expenses

The underwriters propose to offer our common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to dealers at the public offering price less a concession not in excess of $         per share. After the public offering of our common stock, the underwriters may change the offering price, concessions and other selling terms.

The following table shows the per share and total underwriting discount that we will pay to the underwriters and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

	Per Share	Total Without Purchase Option Exercise	Total With Full Purchase Option Exercise
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds to us (before expenses)	$	$	$

We estimate that the total expenses of this offering payable by us, exclusive of the underwriting discount, will be approximately $        .

If the offering is not consummated because the underwriters terminate the underwriting agreement as a result of the failure of certain conditions specified in the underwriting agreement, we are required to reimburse the underwriters for their reasonable out-of-pocket expenses incurred in connection with investigating, marketing and proposing to market the shares of common stock offered by this prospectus or in contemplation of performing their obligations under the underwriting agreement, including, without limitation, legal fees and expenses, and marketing, syndication and travel expenses, up to $175,000 unless we approve expenses above such amount.

Indemnification and Contribution

We and Mid Penn Bank have agreed jointly and severally to indemnify the underwriters, and persons who control the underwriters, and the underwriters’ respective partners, directors, officers, employees and agents against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Lock-Up Agreements

We, and each of our executive officers and directors, have agreed, for the period beginning on and including the date of this prospectus supplement through and including the date that is 90 days after the date of this prospectus supplement, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company’s common stock or any securities convertible into or exchangeable or exercisable for common stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise.

Stabilization Transactions

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions.

•

Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•

Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The NASDAQ Global Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In addition, in connection with this offering the underwriter may engage in passive market making transactions in our common stock on The NASDAQ Global Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The NASDAQ Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Our Relationship with the Underwriters

The underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates and have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of its business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Our common stock is being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions.

Electronic Prospectus Delivery

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by the underwriters. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of our common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than this prospectus in electronic format, the information on any of these websites is not part of this prospectus, has not been approved or endorsed by the underwriters or us and should not be relied upon by investors.

Listing

Our common stock is listed on The NASDAQ Global Market under the symbol “MPB.”

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Pillar Aught LLC, Harrisburg, Pennsylvania. Holland & Knight LLP, Washington, D.C. will pass upon certain legal matters for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Mid Penn Bancorp, Inc. as of December 31, 2019 and for the two years in the period ended December 31, 2019, incorporated by reference in this prospectus, have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Mid Penn Bancorp, Inc. as of December 31, 2020 and for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2020, incorporated in this prospectus by reference from the Mid Penn Bancorp, Inc. Annual Report on Form 10-K for the year ended December 31, 2020, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon, incorporated herein by reference, and have been incorporated in this prospectus and registration statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act (File No. 333-233146) for the securities being offered under this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and accompanying exhibits. This prospectus contains descriptions of certain agreements or documents that are exhibits to the registration statement. The statements as to the contents of such exhibits, however, are brief descriptions and are not necessarily complete, and each statement is qualified in all respects by reference to such agreement or document.

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, can also be accessed free of charge on our website at www.midpennbank.com under the “Investors” tab. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with the SEC into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference into this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this prospectus and prior to the sale of all the securities covered by this prospectus.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

•	The information specifically incorporated by reference into our Annual Report from our Definitive Proxy Statement on Schedule 14A filed on March 25, 2021;

•	Our Current Reports on Form 8-K filed on January 4, 2021, January 28, 2021 (with respect to item 8.01 only), January 29, 2021, February 22, 2021, March 24, 2021, April 22, 2021 and April 29, 2021; and

•

The description of our common stock set forth in our Form 8-A/A filed on October 20, 2008, including any amendments or reports filed under the Exchange Act for the purpose of updating such description.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of the initial registration statement that contains this prospectus and prior to effectiveness of the registration statement. Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this document (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement.

Notwithstanding the foregoing, any document or portion of a document that is “furnished” to, but not “filed” with, the SEC is not incorporated by reference in this prospectus.

These documents may be obtained as explained above (see “Where You Can Find More Information”), or you may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling us at the following address or telephone number:

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, Pennsylvania 17061

Attention: Michael D. Peduzzi, Chief Financial Officer

Phone No.: (866) 642-7736

PROSPECTUS

MID PENN BANCORP, INC.

$100,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

We may offer and sell from time to time, together or separately, in one or more offerings, any combination of the securities listed above. The securities we may offer may be convertible into or exchangeable for other securities. The maximum aggregate initial public offering price of the securities offered through this prospectus is $100,000,000.

This prospectus provides a general description of these securities. We will provide the specific terms of the securities offered in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. Please read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference in this prospectus or any prospectus supplement, carefully before you invest in any of our securities.

Our common stock is quoted on the Nasdaq Global Select Market, under the symbol “MPB.” On August 6, 2019, the closing price of our common stock was $25.41 per share. None of the other securities that we may offer are currently traded on any securities exchange. You are urged to obtain current market quotations of the common stock.

We may offer and sell the securities on a continuous or delayed basis, through agents, dealers or underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. If agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts. Net proceeds from the sale of securities will be set forth in the applicable prospectus supplement. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves risks. You should carefully consider the risk factors referred to on page 3 of this prospectus and set forth in the documents incorporated or deemed incorporated by reference into this prospectus and in the applicable prospectus supplement or free writing prospectus before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this Prospectus is August 16, 2019

No dealer, salesperson or other person has been authorized to give any information or to make any representations in connection with the offer made by this prospectus or any prospectus supplement or any free writing prospectus other than those contained in, or incorporated by reference in, this prospectus or any prospectus supplement or related free writing prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us or any agent, underwriter or dealer. This prospectus, any prospectus supplement or any free writing prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in such jurisdiction. The delivery of this prospectus, any prospectus supplement or any free writing prospectus or any sale of a security at any time does not imply that the information contained herein or therein is correct as of any time subsequent to their respective dates.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus as being offered, from time to time in one or more offerings, up to a total dollar amount of $100,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about all of the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. The applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) may also add, update or change information contained in this prospectus or in the documents that we have incorporated by reference. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. You should read this prospectus and the applicable prospectus supplement and any related free writing prospectus together with additional information from the sources described in “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus. You should not assume that the information in this prospectus, the prospectus supplements, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

You should rely only on the information provided or incorporated by reference in this prospectus, any free writing prospectus and any prospectus supplement, if applicable. We have not authorized anyone to provide you with different information.

References to “we,” “us,” “our,” “Mid Penn Bancorp,” “Mid Penn” or the “Company” refer to Mid Penn Bancorp, Inc. and its directly or indirectly owned subsidiaries, unless the context otherwise requires. The term “you” refers to a prospective investor.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements made in this prospectus, including information incorporated herein by reference to other documents, are “forward-looking statements” within the meaning and protections of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may”, “will”, “anticipate”, “assume”, “should”, “indicate”, “would”, “believe”, “contemplate”, “expect”, “estimate”, “continue”, “plan”, “point to”, “project”, “could”, “intend”, “target”, and other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•	those discussed and identified in public filings with the SEC and bank regulatory agencies made by Mid Penn;

•

developments concerning credit quality in various corporate lending industry sectors, as well as consumer and other types of credit, may result in an increase in the level of our provision for credit losses, nonperforming assets, net charge-offs and reserve for credit losses;

•

customer borrowing, repayment, investment, and deposit practices generally may be less favorable than anticipated, and interest rate and currency fluctuations, equity and bond market fluctuations, and inflation may be greater than expected;

•	the mix of interest rates and maturities of our interest earning assets and interest bearing liabilities (primarily loans and deposits) may be less favorable than expected;

•	competitive product and pricing pressures among financial institutions within our markets may increase;

•

legislative or regulatory developments, including changes in laws or regulations concerning taxes, banking, securities, capital requirements and risk-based capital guidelines, reserve methodologies, deposit insurance and other aspects of the financial services industry, may adversely affect the businesses in which we are engaged or our financial results;

•

legal and regulatory proceedings and related matters with respect to the financial services industry, including those directly involving the Company and its subsidiaries, could adversely affect the Company or the financial services industry generally;

•	pending and proposed changes in accounting rules, policies, practices, and procedures could adversely affect our financial results;

•

instruments and strategies used to manage exposure to various types of market and credit risk could be less effective than anticipated, and we may not be able to effectively mitigate our risk exposures in particular market environments or against particular types of risk;

•	terrorist activities or other hostilities may adversely affect the general economy, financial and capital markets, specific industries, and the Company;

•	technological changes may be more difficult or expensive than anticipated; and

•

other factors and risks described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and in any of our subsequent reports that we have made or make with the SEC under the Exchange Act.

Because such forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. The foregoing list of important factors is not exclusive and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents incorporated by reference, the dates of those documents. We do not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of us.

THE COMPANY

Mid Penn Bancorp, Inc., a Pennsylvania business corporation, is a bank holding company registered with and supervised by the Board of Governors of the Federal Reserve System. The Company was incorporated in August 1991 for the purpose of becoming the parent holding company of Mid Penn Bank. Mid Penn Bank, a state-chartered Pennsylvania bank, is a full-service commercial bank and provides a wide range of services to individuals and small to medium-sized businesses in its Pennsylvania market areas.

Our principal executive offices are located at 349 Union Street, Millersburg, Pennsylvania 17061, and our telephone number at that address is (717) 692-7105. We maintain an Internet website at www.midpennbank.com. The foregoing website address is intended to be an inactive textual reference only. The information on this website is not a part of this prospectus.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific risks set forth in “Risk Factors” in the applicable prospectus supplement and any related free writing prospectus and under the captions “Risk Factors” in any of our filings with the SEC, including our most recent Annual Report on Form 10-K, and in all other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement. For additional information, please see the sources described in “Where You Can Find More Information.”

These risks are not the only risks we face. Additional risks not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks described in our SEC filings or any prospectus supplement or any additional risks actually occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In that case, the value of our securities could decline substantially and you could lose all or part of your investment.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of the securities offered hereby. Unless otherwise specified in the applicable prospectus supplement or any related free writing prospectus, we currently expect to use the net proceeds of our sale of securities for general corporate purposes.

General corporate purposes may include, among other purposes, contribution to the capital of our bank subsidiary to support its lending and investing activities; repayment of our debt; redemption of our capital stock; to support or fund acquisitions of other institutions or branches if opportunities for such transactions become available; and other permitted activities. We may temporarily invest funds that we do not immediately need for these purposes in investment securities or use them to make payments on our borrowings.

SECURITIES WE MAY OFFER

The securities that may be offered from time to time through this prospectus are:

•	common stock;

•	preferred stock, which we may issue in one or more series;

•	debt securities, which we may issue in one or more series;

•	warrants entitling the holders to purchase common stock or debt securities; and

•	units.

We will describe in a prospectus supplement that we will deliver with this prospectus, the terms of particular securities that we may offer in the future. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. In each prospectus supplement we will include, if relevant and material, the following information:

•	type and amount of securities which we propose to sell;

•	initial public offering price of the securities;

•	maturity;

•	original issue discount, if any;

•	rates and times of payment of interest, dividends or other payments, if any;

•	redemption, conversion, exercise, exchange, settlement or sinking fund terms, if any;

•	ranking;

•	voting or other rights, if any;

•

conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•	names of the underwriters, agents or dealers, if any, through or to which we or any selling securityholder will sell the securities;

•	compensation, if any, of those underwriters, agents or dealers;

•	details regarding over-allotment options, if any;

•	net proceeds to us;

•	information about any securities exchange or automated quotation system on which the securities will be listed or traded;

•	material United States federal income tax considerations applicable to the securities;

•	any material risk factors associated with the securities; and

•	any other material information about the offer and sale of the securities.

In addition, the applicable prospectus supplement and any related free writing prospectus may add, update or change the information contained in this prospectus or in the documents we have incorporated by reference.

DESCRIPTION OF OUR COMMON STOCK

The following is a description of our common stock, certain provisions of our amended articles of incorporation and amended by-laws and certain provisions of applicable law. The following is qualified by applicable law and by the provisions of our amended articles of incorporation and by-laws, copies of which have been filed with the SEC and are also available upon request from us. You should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

Authorized Shares

Our articles of incorporation provide that we may issue up to 30,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share.

Shareholder Liability

All outstanding shares of our common stock are fully paid and nonassessable. Under the Pennsylvania Business Corporation Law of 1988, as amended, shareholders generally are not personally liable for a corporation’s acts or debts.

Dividends; Liquidation; Dissolution

Subject to the preferential rights of any other shares or series of capital stock, holders of shares of Mid Penn common stock are entitled to receive dividends on shares of common stock if, as and when authorized and declared by the Mid Penn board out of funds legally available for dividends and to share ratably in the assets of Mid Penn legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of Mid Penn.

Voting Rights

Each outstanding share of Mid Penn common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. Unless a larger vote is required by law, the Mid Penn articles of incorporation or the Mid Penn bylaws, when a quorum is present at a meeting of shareholders, a majority of the votes properly cast upon any question other than the election of directors shall decide the question. A plurality of the votes properly cast for the election of a person to serve as a director shall elect such person. Except as otherwise required by law or except as provided with respect to any other class or series of capital stock, the holders of Mid Penn common stock possess the exclusive voting power. There is no cumulative voting in the election of directors. The Mid Penn board is classified into three classes with each class as nearly equal in number as possible. This means, in general, that one-third of the members of the Mid Penn board are subject to reelection at each annual meeting of shareholders.

Preemptive Rights; Redemption

Holders of Mid Penn common stock have no conversion, sinking fund or redemption rights or preemptive rights to subscribe for any of Mid Penn’s classes of stock.

Anti-Takeover Provisions

Articles of Incorporation and By-Laws

Mid Penn’s articles of incorporation and bylaws contain certain provisions that may have the effect of deterring or discouraging an attempt to take control of Mid Penn. Among other things, these provisions:

•	empower Mid Penn’s board of directors, without shareholder approval, to issue shares of Mid Penn preferred stock the terms of which, including voting power, are set by Mid Penn’s board;

•	divide Mid Penn’s board of directors into three classes serving staggered three-year terms;

•	restrict the ability of shareholders to remove directors;

•

require that shares with at least 80% or, in certain circumstances, at least 66 2/3% of total voting power, approve any merger, consolidation, liquidation or dissolution, or sale of all or substantially all of the assets, of Mid Penn;

•	require that shares with at least 80% or, in certain circumstances, 66 2/3% of total voting power, approve the repeal or amendment of certain provisions of Mid Penn’s articles of incorporation;

•	eliminate cumulative voting in the election of directors; and

•	require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

Pennsylvania Business Corporation Law

The Pennsylvania Business Corporation Law of 1988, as amended, also contains certain provisions applicable to Mid Penn that may have the effect of deterring or discouraging an attempt to take control of Mid Penn. These provisions, among other things:

•

require that, following any acquisition by any person or group of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation (Subchapter 25E of the Business Corporation Law);

•

prohibit for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation’s voting power (Subchapter 25F of the Business Corporation Law);

•	expand the factors and groups (including shareholders) which a corporation’s board of directors can consider in determining whether an action is in the best interests of the corporation;

•	provide that a corporation’s board of directors need not consider the interests of any particular group as dominant or controlling;

•

provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

•

provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ fiduciary duty, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•

provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require them to:

•	redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

•

render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

•

act as the board of directors, a committee of the board or an individual director, solely because of the effect the action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our common stock is Computershare.

DESCRIPTION OF PREFERRED STOCK

The complete terms of the preferred stock will be contained in the prospectus supplement and in the applicable certificate of designation for the preferred shares that may be adopted by our board of directors in the future. You should read the certificate of designation and the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, without shareholder approval. Our board of directors has the discretion to determine the designations, rights, preferences, privileges, qualifications and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges, liquidation preferences and sinking fund terms, of each series of preferred stock, any or all of which may be greater than the rights of the common stock. The terms of any series of preferred stock designated by our board of directors will be set forth in a certificate of designation which we will include as an exhibit to the registration statement that includes this prospectus, or as an exhibit to a filing with the SEC that is incorporated by reference into this prospectus. The description of preferred stock in any prospectus supplement will not necessarily describe all of the terms of the preferred stock in detail. You should read the applicable certificate of designation for a complete description of all of the terms.

Terms

You should refer to the prospectus supplement relating to the offering of any series of preferred stock for specific terms of the shares, including the following terms:

•	title and stated or liquidation value;

•	number of shares offered and initial offering price;

•	voting rights and other protective provisions;

•	any dividend rate(s), payment period(s) and/or payment date(s) or method(s) of calculation of any of those terms that apply to those shares;

•	date from which dividends will accumulate, if applicable;

•	terms and amount of a sinking fund, if any, for purchase or redemption;

•	redemption rights, including conditions and the redemption price(s), if applicable;

•	listing on any securities exchange;

•

terms and conditions, upon which shares will be convertible into common stock or any other securities, including the conversion price, rate or other manner of calculation, conversion period and anti-dilution provisions, if applicable;

•

terms and conditions upon which shares will be exchangeable into debt securities or any other securities, including the exchange price, rate or other manner of calculation, exchange period and any anti-dilution provisions, if applicable;

•	the relative ranking and preference as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs, including liquidation preference amount;

•

any limitation on issuance of any series of preferred stock ranking senior to or on a parity with that series of preferred stock as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	any other specific terms, preferences, rights, privileges, limitations or restrictions; and

•	a discussion of applicable material U.S. federal income tax consequences.

Ranking

Unless we provide otherwise in a prospectus supplement, the preferred stock offered through that supplement will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

•	senior to all classes or series of our common stock, and to all other equity securities ranking junior to the offered shares of preferred stock;

•	on a parity with all of our equity securities ranking on a parity with the offered shares of preferred stock; and

•	junior to all of our equity securities ranking senior to the offered shares of preferred stock.

The term “equity securities” does not include convertible debt securities.

Voting Rights

Unless otherwise indicated in the applicable prospectus supplement, holders of our preferred stock will not have any voting rights, except as may be required by applicable law.

Dividends

Subject to any preferential rights of any outstanding stock or series of stock, our preferred shareholders are entitled to receive dividends, when and as authorized by our board of directors, out of legally available funds, as specified in the applicable prospectus supplement.

Redemption

If we provide for a redemption right in a prospectus supplement, the preferred stock offered through that supplement will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in that prospectus supplement.

Liquidation Preference

In the event of our voluntary or involuntary dissolution, liquidation, or winding up, the holders of any series of our preferred stock will be entitled to receive, after distributions to holders of any series or class of our capital stock ranking senior, an amount equal to the stated or liquidation value of the shares of the series plus, if applicable, an amount equal to accrued and unpaid dividends. If the assets and funds to be distributed among the holders of our preferred stock will be insufficient to permit full payment to the holders, then the holders of our preferred stock will share ratably in any distribution of our assets in proportion to the amounts that they otherwise would receive on their shares of our preferred stock if the shares were paid in full.

Conversion Rights

The terms and conditions, if any, upon which any series of preferred stock is convertible into common stock or other securities will be set forth in the prospectus supplement relating to the offering of those shares of preferred stock. These terms typically will include number of shares of common stock or other securities into which the preferred stock is convertible; conversion price (or manner of calculation); conversion period; provisions as to whether conversion will be at the option of the holders of the preferred stock or at our option; events, if any, requiring an adjustment of the conversion price; and provisions affecting conversion in the event of the redemption of that series of preferred stock.

Transfer Agent and Registrar

We will identify the transfer agent and registrar for any series of preferred stock offered by this prospectus in a prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The complete terms of the debt securities will be contained in the indenture and indenture supplement applicable to the debt securities. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

We may issue debt securities from time to time in one or more series. Unless otherwise stated in the applicable prospectus supplement, we will not be limited in the amount of debt securities that we may issue, and neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning debt securities, you are one of our unsecured creditors, unless otherwise provided in a supplemental indenture.

We are a holding company and conduct substantially all of our operations through subsidiaries. As a result, claims of holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries (including, without limitation, Mid Penn Bank), except to the extent that we may be recognized as a creditor of those subsidiaries. In addition, our right to participate as a stockholder in any distribution of assets of any subsidiary (and thus the ability of holders of debt securities to benefit from such distribution as our creditors) is junior to creditors of each subsidiary, including depositors of Mid Penn Bank.

We may issue senior debt securities or subordinated debt securities under one indenture, which may be supplemented or amended from time to time. Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended, and may be supplemented or amended from time to time following its execution and will be filed as an exhibit to the registration statement of which this prospectus forms a part or incorporated therein by reference.

The indenture will contain the full legal text of the matters described in this section of the prospectus. Because this section is a summary, it does not describe every aspect of the debt securities or any applicable indentures. This summary is therefore subject to and is qualified in its entirety by reference to all the provisions of the indenture, including any definitions of terms used in such indenture. Your rights will be defined by the terms of the indenture, not the summary provided herein. This summary is also subject to and qualified by reference to the description of the particular terms of a particular series of debt securities described in the applicable prospectus supplement or supplements, and any supplemental indenture entered into in connection with that series of debt securities.

The debt securities may be denominated and payable in U.S. dollars. We may also issue debt securities, from time to time, with the principal amount, interest or other amounts payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices, indices or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance. All references in this prospectus or any prospectus supplement to other amounts will include premiums, if any, other cash amounts payable under the applicable indenture, and the delivery of securities or baskets of securities under the terms of the debt securities. Debt securities may bear interest at a fixed rate, which may be zero, or a floating rate.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below market rates and will be sold at a discount below their stated principal amount. A prospectus supplement relating to an issue of original issue discount securities will contain information relating to United States federal income tax, accounting, and other special considerations applicable to original issue discount securities.

We will set forth in the applicable prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our preferred stock, common stock or other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our preferred stock, common stock or other securities that holders of the series of debt securities receive would be subject to adjustment.

We will generally have no obligation to repurchase, redeem, or change the terms of debt securities upon any event (including a merger, consolidation, change in control or disposition of substantially all of our assets) that might have an adverse effect on our credit quality.

Terms of Debt Securities to be Included in the Prospectus Supplement

The prospectus supplement relating to any series of debt securities that we may offer will set forth the price or prices at which the debt securities will be offered, and will contain the specific terms of the debt securities of that series. These terms may include, without limitation, the following:

•	the title of the debt securities and whether they are senior debt securities or senior subordinated debt securities;

•	the amount of debt securities issued and any limit on the amount that may be issued;

•	the price(s) (expressed as a percentage of the principal amount) at which the debt securities will be issued;

•	if other than the principal amount of those debt securities, the portion of the principal amount payable upon declaration of acceleration of the maturity of those debt securities;

•	the maturity date or dates, or the method for determining the maturity date or dates, on which the principal of the debt securities will be payable and any rights of extension;

•	the rate or rates, which may be fixed or variable, or the method of determining the rate or rates at which the debt securities will bear interest, if any;

•

the date or dates from which any interest will accrue and the date or dates on which any interest will be payable, the regular related record dates and whether we may elect to extend or defer such interest payment dates;

•	the place or places where payments will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us may be served;

•

the period or periods within which, the price or prices at which and the other terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, if we are to have such an option;

•

our obligation, if any, to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which, or the date and dates on which, the price or prices at which and the other terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

•

the currency or currencies in which the debt securities may be purchased, are denominated and are payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the related terms and conditions, including whether we or the holders of any such debt securities may elect to receive payments in respect of such debt securities in a currency or currency unit other than that in which such debt securities are stated to be payable;

•	whether the amount of payments of principal of and premium, if any, or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, which index,

formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies or with reference to changes in prices of particular securities or commodities, and the manner in which the amounts are to be determined;

•

any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default, amendments, merger, consolidation and sale or covenants set forth in the applicable indenture;

•

whether the debt securities will be in registered or bearer form or both and, if in registered form, their denominations, if other than $1,000 and any integral multiple thereof, and, if in bearer form, their denominations, if other than $5,000, and the related terms and conditions;

•

if the debt securities will be issuable only in global form, the depository or its nominee with respect to the debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

•	the applicability, if any, of the defeasance and covenant defeasance provisions of the indenture and any additional or different terms on which the series of debt securities may be defeased;

•	whether and the extent to which the debt securities will be guaranteed, any guarantors and the form of any guarantee;

•	whether the debt securities can be converted into or exchanged for other securities of the Company and the related terms and conditions;

•	in the case of senior subordinated debt securities, provisions relating to any modification of the subordination provisions described elsewhere in this prospectus;

•	whether the debt securities will be sold as part of units consisting of debt securities and other securities;

•	whether the debt securities will be issued in certificated or book-entry form;

•	if the debt securities are to be issued upon the exercise of warrants, the time, manner and place for the debt securities to be authenticated and delivered;

•	any trustee, depositary, authenticating agent, paying agent, transfer agent, registrar or other agent with respect to the debt securities; and

•	any other terms of the debt securities.

Governing Law

Unless otherwise provided in the applicable prospectus supplement, the indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

DESCRIPTION OF WARRANTS

The complete terms of the warrants will be contained in the applicable warrant agreement and warrant. These documents have been or will be included or incorporated by reference as exhibits to the registration. statement of which this prospectus is a part. You should read the warrant and warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. If we offer warrants, we will describe the terms in a prospectus supplement (and any free writing prospectus). Warrants may be offered independently, together with other securities offered by any prospectus supplement, or through a dividend or other distribution to shareholders and may be attached to or separate from other securities. Warrants may be issued under a written warrant agreement to be entered into between us and the holder or beneficial owner, or under a written warrant agreement with a warrant agent specified in a prospectus supplement. A warrant agent would act solely as our agent in connection with the warrants of a particular series and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of those warrants.

The following are some of the terms relating to a series of warrants that could be described in a prospectus supplement:

•	title of the warrants;

•	aggregate number of warrants;

•	price or prices at which the warrants will be issued;

•	designation, number, aggregate principal amount, denominations and terms of the securities that may be purchased on exercise of the warrants;

•	date, if any, on and after which the warrants and the debt securities offered with the warrants, if any, will be separately transferable;

•	purchase price for each security purchasable on exercise of the warrants;

•	dates on which the right to purchase certain securities upon exercise of the warrants will begin and end;

•	minimum or maximum number of securities that may be purchased at any one time upon exercise of the warrants;

•	anti-dilution provisions or other adjustments to the exercise price of the warrants;

•	terms of any right that we may have to redeem the warrants;

•	effect of any merger, consolidation, sale or other transfer of our business on the warrants and the applicable warrant agreement;

•	name and address of the warrant agent, if any;

•	information with respect to book-entry procedures;

•	a discussion of material U.S. federal income tax considerations; and

•	other material terms, including terms relating to transferability, exchange, exercise or amendments of the warrants.

Until any warrants to purchase our securities are exercised, holders of the warrants will not have any rights of holders of the underlying securities.

DESCRIPTION OF UNITS

The complete terms of the units will be contained in the unit agreement and any related document applicable to any units. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the unit agreement and any related document. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

We may issue units, in one or more series, consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in any combination. If we offer units, we will describe the terms in a prospectus supplement (and any free writing prospectus). Units may be issued under a written unit agreement to be entered into between us and the holder or beneficial owner, or we could issue units under a written unit agreement with a unit agent specified in a prospectus supplement. A unit agent would act solely as our agent in connection with the units of a particular series and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of those units.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security.

The following are some of the unit terms that could be described in a prospectus supplement:

•	title of the units;

•	aggregate number of units;

•	price or prices at which the units will be issued;

•	designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	effect of any merger, consolidation, sale or other transfer of our business on the units and the applicable unit agreement;

•	name and address of the unit agent;

•	information with respect to book-entry procedures;

•	a discussion of material U.S. federal income tax considerations; and

•	other material terms, including terms relating to transferability, exchange, exercise or amendments of the units.

The provisions described in this section, as well as those described under “Description of Common Stock,” “Description of Preferred Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Unless otherwise provided in the applicable prospectus supplement, the unit agreements will be governed by the laws of the Commonwealth of Pennsylvania. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. We will file as an exhibit to a filing with the SEC that is incorporated by reference into this prospectus the forms of the unit agreements containing the terms of the units being offered. The description of units in any prospectus supplement will not necessarily describe all of the terms of the units in detail. You should read the applicable unit agreements for a complete description of all of the terms.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through an underwriter or group of underwriters managed or co-managed by one or more underwriters, or to or through dealers, through agents, directly to one or more investors or through a combination of such methods of sale.

We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time we sell securities a prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•	the name or names of the underwriters, placement agents or dealers, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any discounts or concessions allowed or reallowed to be paid to dealers (which may be changed at any time); and

•	any securities exchange or market on which the securities may be listed or quoted.

Unless stated otherwise in the applicable prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions set forth in the applicable underwriting agreement, and generally the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. If a dealer is used in a sale, we may sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

We or our agents may solicit offers to purchase securities from time to time. Unless stated otherwise in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

In connection with the sale of securities, underwriters or agents may receive compensation (in the form of fees, discounts, concessions or commissions) from us or from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be “underwriters,” as that term is defined in the Securities Act, and any discounts or commissions received by them from us and any profits on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any such underwriter or agent, and we will describe any compensation paid to them, in the related prospectus supplement.

Underwriters, dealers and agents may be entitled under agreements with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, dealers or agents may make with respect to these liabilities.

If stated in the applicable prospectus supplement, we may authorize underwriters, dealers or agents to solicit offers by certain investors to purchase securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement and the applicable prospectus supplement will set forth the commission payable for solicitation of these contracts.

The securities we may offer, other than common stock, will be new issues of securities with no established trading market. No assurance can be given as to the liquidity of the trading market for any of our securities. Any underwriter may make a market in these securities; however, no underwriter will be obligated to do so, and any underwriter may discontinue any market making at any time, without prior notice.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on Nasdaq (or any exchange or quotation system on which our securities are listed) may engage in passive market making transactions in our common stock, preferred stock, debt securities and warrants, as applicable, on Nasdaq in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Certain of the underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of their respective businesses.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, as in effect on the date hereof, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Pillar Aught LLC, Harrisburg, Pennsylvania. If the validity of the securities offered hereby in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement related to such offering.

EXPERTS

The consolidated financial statements of Mid Penn and its subsidiaries as of December 31, 2018 and 2017 and for each of the years in the three year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated by reference in this prospectus and in the related registration statement have been so incorporated in reliance upon the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements, information statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 for the securities being offered under this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and accompanying exhibits. This prospectus contains descriptions of certain agreements or documents that are exhibits to the registration statement. The statements as to the contents of such exhibits, however, are brief descriptions and are not necessarily complete, and each statement is qualified in all respects by reference to such agreement or document.

We make available free of charge through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Information about us can be found on the internet at www.midpennbank.com. Please note that our website address is provided as inactive textual references only. Information contained on or accessible through our website is not part of this prospectus or the prospectus supplement, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus or the prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with the SEC into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference into this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the filing of this prospectus and prior to the sale of all the securities covered by this prospectus.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019;

•	Our Current Reports on Form 8-K filed on January 25, 2019, January 28, 2019, April 25, 2019, May 14, 2019 (as amended on July 26, 2019), May 24, 2019 and July 25, 2019; and

•	The description of our common stock set forth in our Form 8-A/A filed on October 20, 2008, including any amendment or reports filed under the Exchange Act for the purpose of updating such description.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of the initial registration statement that contains this prospectus and prior to effectiveness of the registration statement. Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this document (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement.

Notwithstanding the foregoing, any document or portion of a document that is “furnished” to, but not “filed” with, the SEC is not incorporated by reference in this prospectus.

These documents may be obtained as explained above (see “Where You Can Find More Information”), or you may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling us at the following address or telephone number:

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg,, Pennsylvania 17061

Attention: Investor Relations

Phone No.: (717) 692-7105

You should rely only on the information in our prospectus, any applicable prospectus supplement, any related free writing prospectus and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus, any applicable prospectus supplement, any related free writing prospectus or any incorporated document is accurate as of any date other than the date of the document.

$65,000,000

Common Stock

PROSPECTUS SUPPLEMENT

(To the Prospectus dated August 16, 2019)

Joint Book-Running Managers

PIPER SANDLER	STEPHENS INC.

April     , 2021